Exhibit (a)(1)(E)

OFFER TO PURCHASE FOR CASH

BY

WEBMD HEALTH CORP.

OF

UP TO $150 MILLION IN VALUE OF SHARES OF ITS COMMON STOCK AT A PURCHASE PRICE OF EITHER $24.50 OR $26.00 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, APRIL 3, 2012, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated March 6, 2012 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by WebMD Health Corp., a Delaware corporation (the “Company”), to purchase for cash shares of its common stock, par value $0.01 per share, having an aggregate purchase price of up to $150 million, at a price of either $24.50 or $26.00 per share, less any applicable withholding taxes and without interest, through a modified “Dutch auction” tender offer on the terms and subject to the conditions of the Offer. Unless the context otherwise requires, all references to the shares shall refer to the common stock of the Company.

Tendering stockholders may specify a price of either $24.50 or $26.00 per share at which they are willing to sell their shares. On the terms and subject to the conditions of the Offer, the Company will designate a single per share price that it will pay for shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders, as follows: (a) if a sufficient number of shares is tendered at $24.50 per share to allow the Company to purchase shares having an aggregate purchase price of $150 million, the purchase price will be $24.50 per share for all shares purchased and no shares tendered at $26.00 per share will be purchased; (b) if shares tendered at $26.00 per share would need to be purchased to allow the Company to purchase shares having an aggregate purchase price of $150 million, the purchase price will be $26.00 per share; and (c) if an insufficient number of shares is properly tendered and not properly withdrawn to allow the Company to purchase $150 million in value of shares, the purchase price will be $26.00 per share unless no shares are properly tendered and not properly withdrawn at that price, in which case the purchase price will be $24.50 per share, subject to the condition that a minimum of 3 million shares be properly tendered by stockholders and not properly withdrawn. All shares acquired in the Offer will be acquired promptly after expiration of the tender offer at the designated purchase price (net in cash, less any applicable withholding taxes and without interest), regardless of whether the stockholder tendered at a lower price. The Company will purchase only those shares properly tendered and not properly withdrawn upon the terms and conditions of the Offer.

Due to the “odd lot” priority, proration and conditional tender offer provisions (as described in the Offer to Purchase), all of the shares tendered may not be purchased if the number of shares properly tendered at or below the designated price and not properly withdrawn have an aggregate value in excess of $150 million. Shares not purchased in the Offer will be returned at the Company’s expense promptly following the expiration of the Offer. See Sections 1 and 3 of the Offer to Purchase.

The Company expressly reserves the right, in its sole discretion, to change the stockholders’ per share purchase price options of $24.50 or $26.00, to increase or decrease the value of shares sought in the Offer and to otherwise amend the Offer. The Company may increase the aggregate value of shares sought in the Offer to an amount greater than $150 million, subject to certain limitations and legal requirements. See Sections 1 and 15 of the Offer to Purchase.

If the number of shares tendered at or below the designated purchase price and not properly withdrawn have an aggregate purchase price in excess of $150 million, as measured at such designated price, the Company will buy shares first, from all stockholders who own beneficially or of record, an aggregate of fewer than 100 shares (an “Odd Lot Holder”) who properly tender all their shares, second, on a pro rata basis from all other stockholders who properly tender shares, subject to any conditional tenders, and third, if necessary to permit the Company to purchase shares having an aggregate purchase price of $150 million (or any such amount as the Company may elect to purchase, subject to applicable law), from holders who have tendered shares subject to the condition that a specified minimum number of the holder’s shares are purchased in the Offer, as described in Section 6 of the Offer to Purchase (for which the condition was not initially satisfied, and provided the holders tendered all of their shares) by random lot, to the extent feasible. See Sections 1, 3 and 6 of the Offer to Purchase.

We are the owner of record of shares held for your account. As such, we are the only ones who can tender your shares, and then only pursuant to your instructions. We are sending you the Letter of Transmittal for your information only; you cannot use it to tender shares we hold for your account.

Please instruct us as to whether you wish us to tender any or all of the shares we hold for your account on the terms and subject to the conditions of the Offer.

Please note the following:

1.  You may tender your shares at prices of either $24.50 or $26.00 per share, as indicated in the attached Instruction Form, less any applicable withholding taxes and without interest.

2.  You should consult with your broker or other financial or tax advisor on the possibility of designating the priority in which your shares will be purchased in the event of proration.

3.  The Offer is subject to certain conditions. See Section 7 of the Offer to Purchase.

4.  The Offer, withdrawal rights and proration period will expire at 5:00 p.m., New York City time, on Tuesday, April 3, 2012, unless the Company extends the Offer.

5.  The Offer is for shares of common stock having an aggregate purchase price of $150 million, unless the Offer is undersubscribed. At $24.50 per share, the Company would repurchase a maximum of 6,122,448 shares and at $26.00 per share, the Company would repurchase a maximum of 5,769,230 shares, which represent approximately 10.8% and 10.1%, respectively, of the Company’s currently outstanding common stock (including shares of unvested restricted stock).

6.  Tendering stockholders who are registered stockholders or who tender their shares directly to American Stock Transfer & Trust Company, LLC will not be obligated to pay any brokerage commissions or fees to the Company, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on the Company’s purchase of shares under the Offer.

7.  If you wish to tender portions of your shares at different prices, you must complete a separate Instruction Form for each price at which you wish to tender each portion of your shares. We must submit separate Letters of Transmittal on your behalf for each price you will accept.

8.  If you are an Odd Lot Holder and you instruct us to tender on your behalf all of the shares that you own before the expiration of the Offer and check the box captioned “Odd Lots” on the attached Instruction Form, the Company, on the terms and subject to the conditions of the Offer, will accept all such shares for purchase before proration, if any, of the purchase of other shares properly tendered at or below the Final Purchase Price and not properly withdrawn.

9.  If you wish to condition your tender upon the purchase of all shares tendered or upon the Company’s purchase of a specified minimum number of the shares which you tender, you may elect to do so and thereby avoid possible proration of your tender. The Company’s purchase of shares from all tenders which are so conditioned, to the extent necessary, will be determined by random lot. To elect such a condition, complete the section captioned “Conditional Tender” in the attached Instruction Form.

If you wish to have us tender any or all of your shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your shares, we will tender all your shares unless you specify otherwise on the attached Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Time of the Offer. Please note that the Offer, proration period and withdrawal rights will expire at 5:00 p.m., New York City time, on Tuesday, April 3, 2012, unless the Offer is extended.

The Offer is being made solely under the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of shares of the Company’s common stock. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

The Company’s Board of Directors has approved the Offer. However, neither the Company nor any member of its Board of Directors, the Information Agent or the Depositary makes any recommendation to stockholders as to whether they should tender or refrain from tendering their shares or as to the purchase price or purchase prices at which shares may be tendered. Stockholders must make their own decision as to whether to tender their shares and, if so, how many shares to tender. In doing so, stockholders should read carefully the information in the Offer to Purchase and in the related Letter of Transmittal, including the Company’s reasons for making the Offer. See Section 2 of the Offer to Purchase. Stockholders should discuss whether to tender their shares with their broker or other financial or tax advisor. Each of the Company’s directors and executive officers has advised it that they do not intend to tender any shares owned by them in the Offer.

INSTRUCTION FORM WITH RESPECT TO

OFFER TO PURCHASE FOR CASH

BY

WEBMD HEALTH CORP.

OF

UP TO $150 MILLION IN VALUE OF SHARES OF ITS COMMON STOCK AT A PURCHASE PRICE OF EITHER $24.50 OR $26.00 PER SHARE

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated March 6, 2012 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by WebMD Health Corp., a Delaware corporation (the “Company”), to purchase for cash shares of its common stock, par value $0.01 per share, having an aggregate purchase price of up to $150 million at a price of either $24.50 or $26.00 per share, less any applicable withholding taxes and without interest, on the terms and subject to the conditions of the Offer. Unless the context otherwise requires, all references to the shares shall refer to the common stock of the Company.

The undersigned hereby instruct(s) you to tender to the Company the number of shares indicated below or, if no number is indicated, all shares you hold for the account of the undersigned, on the terms and subject to the conditions of the Offer.

Number of shares to be tendered by you for the account of the undersigned: shares* * Unless otherwise indicated, it will be assumed that all shares held by us for your account are to be tendered.

PRICE AT WHICH YOU ARE TENDERING

(See Instruction 5 of the Letter of Transmittal)

YOU MUST CHECK ONE BOX AND ONLY ONE BOX IF YOU WANT TO TENDER YOUR SHARES. IF MORE THAN ONE BOX IS CHECKED OR IF NO BOX IS CHECKED, YOUR SHARES WILL NOT BE PROPERLY TENDERED.

By checking one of the following boxes below, you are tendering shares at the price checked. You understand that this action would result in none of your shares being purchased if the purchase price designated by WebMD Health Corp. for the shares is less than the price checked below. If you want to tender portions of your shares at more than one price, you must complete a separate Letter of Transmittal for each price at which you tender shares. The same shares cannot be tendered at more than one price.

PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED

                                 ☐ $24.50                         ☐ $26.00

ODD LOTS

(See Instruction 14 of the Letter of Transmittal)

To be completed only if shares are being tendered by or on behalf of a person owning, beneficially or of record, an aggregate of fewer than 100 shares.

☐      By checking this box, the undersigned represents that the undersigned owns, beneficially or of record, an aggregate of fewer than 100 shares and is tendering all of those shares.

CONDITIONAL TENDER

(See Instruction 13 of the Letter of Transmittal)

A tendering stockholder may condition the tender of shares upon the Company purchasing a specified minimum number of the shares tendered, all as described in Section 6 of the Offer to Purchase. Unless at least the minimum number of shares you indicate below is purchased by the Company pursuant to the terms of the Offer, none of the shares tendered by you will be purchased. It is the tendering stockholder’s responsibility to calculate the minimum number of shares that must be purchased if any are purchased, and each stockholder is urged to consult his, her or its own tax advisor before completing this section. Unless this box has been checked and a minimum specified, the tender will be deemed unconditional.

☐       The minimum number of shares that must be purchased from me, if any are purchased from me, is:              shares.

If, because of proration, the minimum number of shares designated will not be purchased, the Company may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, the tendering stockholder must have tendered all of his, her or its shares and checked this box:

☐       The tendered shares represent all shares held by the undersigned.

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature(s):

Name(s):
(Please Print)

Taxpayer Identification or Social Security Number:

Address(es):

(Including Zip Code)

Area Code/Phone Number:

Date: